Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

Securities and Exchange Commission
Washington, D.C.

We consent to the use in this Registration Statement of Green Energy Holding Corp. on Form SB-2, of our report on the balance sheet of Green Energy Corp. (a development stage company) as of June 30, 2005, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended June 30, 2005, the period from October 14, 2003 (inception) to June 30, 2004 and the period from October 14, 2003 (inception) to June 30, 2005 dated October 5, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts" in such Prospectus.

/s/ Cordovano and Honeck, LLP
Cordovano and Honeck, LLP
Englewood, Colorado
February 26, 2007